Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS 2011 THIRD QUARTER RESULTS

BOCA RATON, Fla., November 21, 2011 – Hollywood Media Corp. (Nasdaq: HOLL) today reported financial results for the third quarter ended September 30, 2011.

On a continuing operations basis which includes the contribution from the Ad Sales and Intellectual Property divisions, net revenues for the 2011 third quarter were $0.9 million compared to $1.0 million in the prior-year period.

Loss from continuing operations for the 2011 third quarter was $5.6 million, or $0.24 per diluted share, which includes a non-cash goodwill impairment charge of $4.8 million relating to the Company’s Ad Sales division, compared to a loss from continuing operations last year of $2.2 million, or $0.07 per share.

Net loss, which includes discontinued operations, was $5.4 million, or $0.23 per diluted share, in the 2011 third quarter, compared to a net loss last year of $0.4 million, or $0.01 per share.  The Company had approximately 23.2 million weighted average shares outstanding in the 2011 third quarter compared to 30.9 million weighted average shares outstanding in the prior-year period.  The reduction in share count relates to an 8 million share tender offer completed in the 2011 first quarter.

At September 30, 2011, the Company had cash and cash equivalents of $5.5 million and no debt versus cash and cash equivalents of $29.4 million and no debt at December 31, 2010.  The change reflects the completion of the Company’s tender offer as well as costs related to the sale of the Broadway Ticketing business including a working capital adjustment.

During the quarter, Mitchell Rubenstein, CEO of Hollywood Media, became the Chief Executive Partner (CEP) of Tekno Books in which Hollywood Media maintains a 51% interest.  Mr. Rubenstein’s appointment follows the death of Martin Greenberg, the prior CEP.  Laurie Silvers, President of Hollywood Media, is now responsible for the day-to-day management of Tekno Books which includes a strategic shift in focus from print books to e-books.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division, an Intellectual Property division, and various financial assets.

Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2010. Such forward-looking statements speak only as of the date on which they are made.

Attached are the following financial tables:

CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@hollywoodmedia.com
561-998-8000

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,538,949	$29,406,063
Receivables, net	317,882	465,079
Prepaid expenses	701,460	1,055,972
Other receivables	43,307	59,224
Related party receivable	270,552	299,963
Current portion of deferred compensation	430,000	-
Total current assets	7,302,150	31,286,301

PROPERTY AND EQUIPMENT, net	348,291	455,436
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	314,804	955,065
INTANGIBLE ASSETS, net	19,225	7,549
GOODWILL	9,800,000	14,595,783
OTHER ASSETS	59,028	18,425
DEFERRED COMPENSATION, less current portion	1,056,151	-
TOTAL ASSETS	$18,899,649	$47,318,559

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$770,361	$802,684
Accrued expenses and other	1,259,309	6,804,066
Deferred revenue	810,133	980,786
Customer deposits	453,071	654,554
Current portion of capital lease obligations	23,089	60,031
Current portion of notes payable	-	2,362
Total current liabilities	3,315,963	9,304,483

CAPITAL LEASE OBLIGATIONS, less current portion	21,398	38,217
OTHER DEFERRED LIABILITY	49,125	75,120
DEFERRED REVENUE	50,101	148,002
DERIVATIVE LIABILITY	980,000	-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 23,179,068 and 31,179,066 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	231,791	311,791
Additional paid-in capital	293,578,584	309,898,584
Accumulated deficit	(279,311,421)	(272,410,281)
Total Hollywood Media Corp shareholders' equity	14,498,954	37,800,094
Non-controlling interest	(15,892)	(47,357)
Total shareholders' equity	14,483,062	37,752,737
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,899,649	$47,318,559

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	NINE MONTHS ENDED September 30,		THREE MONTHS ENDED September 30,
	2011	2010	2011	2010

NET REVENUES	$2,947,314	$2,981,093	$860,620	$973,392

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	1,924,614	1,974,184	519,199	644,390
Selling, general and administrative	2,675,158	3,283,680	674,034	1,179,256
Payroll and benefits	3,307,427	3,593,881	1,389,275	1,283,176
Depreciation and amortization	199,642	439,579	57,574	131,794

Total operating costs and expenses	8,106,841	9,291,324	2,640,082	3,238,616

Loss from operations	(5,159,527)	(6,310,231)	(1,779,462)	(2,265,224)

EARNINGS OF UNCONSOLIDATED INVESTEES
Equity in earnings of unconsoldiated investees	409,591	636,839	230,008	87,971
Impairment loss	(4,795,783)	-	(4,795,783)	-
Total equity in earnings (losses) of unconsolidated investees	(4,386,192)	636,839	(4,565,775)	87,971

OTHER INCOME (EXPENSE)
Interest, net	781,237	10,739	260,381	(665)
Other, net	1,638,527	132,162	504,981	7,728

Loss from continuing operations	(7,125,955)	(5,530,491)	(5,579,875)	(2,170,190)

Gain on sale of discontinued operations, net of income taxes	254,842	506,902	155,539	181,458
Income of discontinued operations	-	4,176,679	-	1,535,920

Income from discontinued operations	254,842	4,683,581	155,539	1,717,378

Net loss	(6,871,113)	(846,910)	(5,424,336)	(452,812)

NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(30,027)	38,052	5,312	23,352

Net loss attributable to Hollywood Media Corp	$(6,901,140)	$(808,858)	$(5,419,024)	$(429,460)

Basic and diluted income (loss) per common share
Continuing operations	$(0.29)	$(0.18)	$(0.24)	$(0.07)
Discontinued operations	0.01	0.15	0.01	0.06
Total basic and diluted net (loss) income per share	$(0.28)	$(0.03)	$(0.23)	$(0.01)

Weighted average common and common equivalent shares outstanding - basic and diluted	24,790,790	30,920,354	23,179,068	30,945,735